EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Jeffrey P. Harris Tel: 415-278-7933 investor_relations@gymboree.com

Media Relations contact: Mark Mizicko Tel: 415-278-7503 media_relations@gymboree.com

The Gymboree Corporation Reports Preliminary Fourth Quarter and Full Year 2008 Results

San Francisco, Calif., March 4, 2009 – The Gymboree Corporation (NASDAQ: GYMB) today reported preliminary consolidated financial results for the fourth fiscal quarter and full year ended January 31, 2009.

Fourth Fiscal Quarter Ended January 31, 2009

For the fourth fiscal quarter, net sales were $288.7 million, an increase of 4% compared to $278.4 million in net sales for the fourth fiscal quarter of the prior year.  As previously reported, comparable store sales for the quarter decreased 2% versus the fourth quarter of the prior year.

Gross profit for the fourth fiscal quarter of 2008 was $124.3 million or 43.0% of net sales compared to $134.1 million or 48.2% of net sales for the fourth fiscal quarter of 2007.  Gross profit rates were primarily impacted by lower average selling prices and a $6.0 million write-off of merchandise inventories made unsalable by the implementation of new product safety laws relating to children’s apparel and accessories.

SG&A expense for the fourth quarter was $80.6 million or 27.9% of net sales, compared to $90.3 million or 32.4% of net sales in the comparable quarter of the prior year.  Excluding the impact of a $3.2 million non-cash catch-up adjustment for stock-based compensation recorded in the prior year, SG&A as a percentage of net sales fell approximately 340 basis points. The decrease in SG&A as a percentage of net sales was the result of a number of items including reduced corporate compensation, lower marketing costs, leverage of store compensation, and decreased professional fees.

Net income for the fourth quarter of fiscal 2008 was $29.5 million or $1.00 per diluted share, compared to net income of $26.8 million or $0.93 per diluted share for the same period last year.  The tax rate for the quarter was 33.2% versus 39.8% in the prior year.  The lower tax rate is primarily due to tax planning efforts that resulted in claiming foreign tax credits arising from foreign tax expense.

Fiscal Year 2008 ended January 31, 2009

Net sales for the 52-week period ended January 31, 2009, were slightly more than $1.0 billion, an increase of 9% compared to net sales of $920.8 million for the prior fiscal year. Comparable store sales for fiscal 2008 were flat compared to the prior year.

For the full fiscal year ended January 31, 2009, net income was $93.5 million or $3.21 per diluted share, compared to net income of $80.3 million or $2.67 per diluted share in the prior year.

The Company opened 105 new stores during the fiscal year, consisting of 23 Gymboree stores, 36 Gymboree Outlet stores, 22 Janie and Jack shops and 24 Crazy 8 stores.

•	Year-over-year gross profit increased 7.5% while gross margin rates decreased 50 basis points.

•	Year-over-year SG&A expense as a percentage of sales decreased by approximately 120 basis points primarily due to lower marketing and professional fees.

•	Fiscal 2008 operating income as a percentage of sales increased 70 basis points to 14.8% of sales.

•	Cash and cash equivalents at the end of fiscal 2008 were approximately $140 million.

•
Merchandise inventories at the end of fiscal 2008 decreased by approximately 4% to $115 million versus $120 million in the prior year.  On a per square foot basis, inventories were down approximately 16% compared to the prior year.

First Quarter Fiscal 2009 Business Outlook

The Company expects the current challenging retail selling environment to continue throughout fiscal 2009 making it very difficult to anticipate quarterly sales.  In light of this uncertainty, the Company plans to provide guidance only one quarter at a time during fiscal 2009.

Sales Expectations

For the first quarter of fiscal year 2009, the Company is planning for negative comparable store sales in the range of 20 to 25 percent due in large part to the continuing difficult retail selling environment and the temporary impact of the recently enacted regulations on current product assortments.

Real Estate

In the coming year, the Company plans to open 75 new stores, consisting of 25 Gymboree stores, 20 Gymboree Outlet stores, 5 Janie and Jack shops and 25 Crazy 8 stores.  During the first quarter, the Company plans to open 16 new stores consisting of 5 Gymboree stores, 8 Gymboree Outlets and 3 Janie and Jack shops.

Net Income

The Company expects net income for the first fiscal quarter of 2009 to be in the range of $0.18 to $0.25 per diluted share.

Tax Rate

The Company is planning for a tax rate of 39.0% to 41.0% for fiscal 2009.

Depreciation and Amortization

Depreciation and amortization for the first quarter is expected to be $9.2 million.  For the full fiscal year, the Company anticipates depreciation and amortization to be approximately $38.0 million.

Capital Expenditures

Capital expenditures for the first fiscal quarter are planned at $16.5 million, while full year capital expenditures are planned at $50.0 million.

Management Presentation

The live broadcast of the discussion of preliminary fourth quarter and full fiscal year 2008 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, March 4, 2009.  To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, March 11, 2009, at 800-642-1687 passcode 85029018.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of February 28, 2009, the Company operated a total of 890 retail stores: 615 Gymboree® stores (584 in the United States, 29 in Canada and 2 in Puerto Rico), 121 Gymboree Outlet stores, 116 Janie and Jack® shops and 38 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 615 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing financial information for the fourth fiscal quarter and year ended January 31, 2009, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 2, 2008. These forward-looking statements reflect The Gymboree Corporation’s expectations as of March 4, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Crazy 8 are registered trademarks of The Gymboree Corporation.

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THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	January 31,	February 2,	January 31,	February 2,
	2009	2008	2009	2008

Net sales:
Retail	$284,828	$275,266	$987,859	$909,410
Play & Music	3,893	3,162	12,819	11,404
Total net sales	288,721	278,428	1,000,678	920,814
Cost of goods sold, including
buying and occupancy expenses	(164,465)	(144,359)	(524,477)	(478,020)
Gross profit	124,256	134,069	476,201	442,794
Selling, general and administrative expenses	(80,624)	(90,305)	(327,893)	(312,549)
Operating income	43,632	43,764	148,308	130,245
Other income	482	753	1,331	3,199
Income before income taxes	44,114	44,517	149,639	133,444
Income tax expense	(14,629)	(17,738)	(56,159)	(53,113)
Net income	$29,485	$26,779	$93,480	$80,331

Net income per share:
Basic	$1.05	$0.98	$3.35	$2.79
Diluted	$1.00	$0.93	$3.21	$2.67

Weighted average shares outstanding:
Basic	28,095	27,304	27,919	28,797
Diluted	29,398	28,818	29,154	30,033

Operating Data:
Stores Open at the Beginning of the Period	873	773	786	698
New Stores	15	16	105	95
Closed Stores	(2)	(3)	(5)	(7)
Stores Open at the End of the Period	886	786	886	786

Gross Store Square Footage	1,735,000	1,513,000	1,735,000	1,513,000
Merchandise Inventories per Square Foot	$66	$79	$66	$79

Supplemental Financial Information:
Depreciation and amortization	$9,073	$8,465	$34,854	$31,151
Interest income, net	$535	$338	$1,482	$2,430
Stock-based compensation	$5,488	$7,575	$19,850	$16,380

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	February 2,
	2009	2008

Current Assets
Cash and cash equivalents	$140,472	$33,313
Accounts receivable	18,735	12,640
Merchandise inventories	114,972	119,523
Prepaid expenses and deferred taxes	19,704	23,748
Total current assets	293,883	189,224

Property and Equipment, net	204,227	185,357
Deferred Taxes and Other Assets	22,471	22,603

Total Assets	$520,581	$397,184

Current Liabilities
Accounts payable	$44,400	$52,915
Accrued liabilities	69,341	70,282
Income tax payable	102	7,989
Total current liabilities	113,843	131,186

Long-Term Liabilities
Deferred rent and other liabilities	72,463	57,703

Stockholders' Equity	334,275	208,295

Total Liabilities and Stockholders' Equity	$520,581	$397,184